                             PARTICIPATION AGREEMENT


                                  BY AND AMONG

                           SUMMIT MUTUAL FUNDS, INC.,

                           CARILLON INVESTMENTS, INC.,

                AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY
                             ON BEHALF OF ITSELF AND
                             ITS SEPARATE ACCOUNTS,

                                       AND

                          AMERICAN EQUITY CAPITAL, INC.





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                                TABLE OF CONTENTS

DESCRIPTION                                                                                                   PAGE
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
Section   1.      Available Funds.............................................................................   2
          1.1     Availability................................................................................   2
          1.2     Addition, Deletion or Modification of Funds.................................................   2
          1.3     No Sales to the General Public..............................................................   2

Section   2.      Processing Transactions.....................................................................   3
          2.1     Timely Pricing and Orders...................................................................   3
          2.2     Timely Payments ............................................................................   3
          2.3     Applicable Price............................................................................   4
          2.4     Dividends and Distributions.................................................................   4
          2.5     Book Entry..................................................................................   5

Section   3.      Costs and Expenses..........................................................................   5
          3.1     General.....................................................................................   5
          3.2     Parties To Cooperate........................................................................   5

Section   4.      Legal Compliance ...........................................................................   5
          4.1     Tax Laws....................................................................................   5
          4.2     Insurance and Certain Other Laws............................................................   6
          4.3     Securities Laws.............................................................................   7
          4.4     Notice of Certain Proceedings and Other Circumstances.......................................   8
          4.5     LIFE COMPANY To Provide Documents; Information About SMFI...................................   9
          4.6     SMFI To Provide Documents; Information About LIFE COMPANY...................................  10

Section   5.      Mixed and Shared Funding....................................................................  12
          5.1     General.....................................................................................  12
          5.2     Disinterested Directors ....................................................................  12
          5.3     Monitoring for Material Irreconcilable Conflicts............................................  12
          5.4     Conflict Remedies...........................................................................  13
          5.5     Notice to LIFE COMPANY......................................................................  14
          5.6     Information Requested by Board of Directors.................................................  14
          5.7     Compliance with SEC Rules...................................................................  15
          5.8     Other Requirements..........................................................................  15

Section 6. Termination........................................................................................  15
          6.1     Events of Termination.......................................................................  15
          6.2     Notice Requirement for Termination..........................................................  17
          6.3     Funds To Remain Available...................................................................  17
          6.4     Continuance of Agreement....................................................................  17

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
DESCRIPTION                                                                                                   PAGE
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
Section   7.      Amendments..................................................................................  17

Section   8.      Assignment..................................................................................  17

Section   9.      Notices.....................................................................................  18

Section   10.     Voting Procedures...........................................................................  18

Section   11.     Foreign Tax Credits.........................................................................  19

Section   12.     Indemnification............................................................................. 19
          12.1    Of SMFI and Carillon by LIFE COMPANY and UNDERWRITER........................................  19
          12.2    Of LIFE COMPANY and UNDERWRITER by SMFI and Carillon........................................  21
          12.3    Effect of Notice............................................................................  24
          12.4    Successors..................................................................................  24

Section   13.     Applicable Law..............................................................................  24

Section   14.     Execution in Counterparts...................................................................  25

Section   15.     Severability................................................................................  25

Section   16.     Rights Cumulative...........................................................................  25

Section   17.     Headings....................................................................................  25

Section   18.     Confidentiality.............................................................................  25

Section   19.     Trademarks and Fund Names...................................................................  26

Section   20.     Parties to Cooperate .......................................................................  28

Schedule A

Schedule B

Schedule C

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                             PARTICIPATION AGREEMENT


         THIS AGREEMENT, made and entered into as of the _19th_ day of _September_, 2001 ("Agreement"), by and among Summit Mutual Funds, Inc., a Maryland corporation ("SMFI"), Carillon Investments, Inc., an Ohio Corporation ("Carillon"), American Equity Investment Life Insurance Company, a life insurance company ("LIFE COMPANY"), on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto, as the parties hereto may amend from time to time (each, an "Account," and collectively, the "Accounts"); and American Equity Capital, Inc., an affiliate of LIFE COMPANY and the principal underwriter of certain variable annuity and variable life insurance contracts ("UNDERWRITER") (collectively, the "Parties").

         WITNESSETH THAT:

         WHEREAS, SMFI is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, SMFI currently consists of seven separate series ("Series") within its Pinnacle series of funds, shares ("Shares") of each of which are registered under the Securities Act of 1933, as amended (the "1933 Act") and are currently sold to one or more separate accounts of life insurance companies to fund benefits under variable annuity contracts and variable life insurance contracts; and

         WHEREAS, SMFI will make Shares of each Series listed on Schedule A hereto as the Parties hereto may amend from time to time (each a "Fund"; references herein to "SMFI" includes reference to each Fund, to the extent the context requires) available for purchase by the Accounts; and

         WHEREAS, LIFE COMPANY will be the issuer of certain variable annuity contracts and variable life insurance contracts ("Contracts") as set forth on Schedule A hereto, as the Parties hereto may amend from time to time, which Contracts (hereinafter collectively, the "Contracts"), if required by applicable law, will be registered under the 1933 Act; and

         WHEREAS, LIFE COMPANY will fund the Contracts through the Accounts, each of which may be divided into two or more subaccounts ("Subaccounts"; references herein to an "Account" includes reference to each Subaccount thereof to the extent the context requires); and

         WHEREAS, LIFE COMPANY will serve as the depositor of the Accounts, each of which is registered as a unit investment trust investment company under the 1940 Act (or exempt therefrom), and the security interests deemed to be issued by the Accounts under the Contracts will be registered as securities under the 1933 Act (or exempt therefrom); and


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         WHEREAS, to the extent permitted by applicable insurance laws and regulations, LIFE COMPANY intends to purchase Shares in one or more of the Funds on behalf of the Accounts to fund the Contracts; and

         WHEREAS, UNDERWRITER is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934 ("1934 Act") and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD");

         WHEREAS, Carillon is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934 ("1934 Act") and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD");

         NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

SECTION 1.        AVAILABLE FUNDS

         1.1      AVAILABILITY.

         SMFI will make Shares of each Fund available to LIFE COMPANY for purchase and redemption at net asset value and with no sales charges, subject to the terms and conditions of this Agreement. The Board of Directors of SMFI may refuse to sell Shares of any Fund to any person, or suspend or terminate the offering of Shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Fund (it being understood that for this purpose shareholders mean Contract owners). SMFI shall use its best efforts to provide to the LIFE COMPANY as much advance notice of its election to suspend or terminate as is reasonably practicable in order to give the LIFE COMPANY sufficient time to take appropriate steps in response to such suspension or termination.

         1.2      ADDITION, DELETION OR MODIFICATION OF FUNDS.

         The Parties hereto may agree, from time to time, to add other Funds to provide additional funding media for the Contracts, or to delete, combine, or modify existing Funds, by amending Schedule A hereto. Upon such amendment to Schedule A, any applicable reference to a Fund, SMFI, or its Shares herein shall include a reference to any such additional Fund. Schedule A, as amended from time to time, is incorporated herein by reference and is a part hereof.

         1.3      NO SALES TO THE GENERAL PUBLIC.

         SMFI represents and warrants that no Shares of any Fund on Schedule A have been or will be sold to the general public.


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SECTION 2         PROCESSING TRANSACTIONS

         2.1      TIMELY PRICING AND ORDERS.

         (a) SMFI or its designated agent will use its best efforts to provide LIFE COMPANY with the net asset value per Share for each Fund by 7:00 p.m. Eastern Standard Time on each Business Day. As used herein, "Business Day" shall mean any day on which (i) the New York Stock Exchange is open for regular trading (ii) SMFI calculates the Fund's net asset value, and (iii) LIFE COMPANY is open for business.

         (b) LIFE COMPANY will use the data provided by SMFI each Business Day pursuant to paragraph (a) immediately above to calculate Account unit values and to process transactions that receive that same Business Day's Account unit values. LIFE COMPANY will perform such Account processing the same Business Day, and will place corresponding orders to purchase or redeem Shares with SMFI by 10:00 a.m. Eastern Time the following Business Day; provided, however, that SMFI shall provide additional time to LIFE COMPANY in the event that SMFI is unable to meet the 7:00 p.m. time stated in paragraph
(a) immediately above. Such additional time shall be equal to the additional time that SMFI takes to make the net asset values available to LIFE COMPANY.

         (c) With respect to payment of the purchase price by LIFE COMPANY and of redemption proceeds by SMFI, LIFE COMPANY and SMFI shall net purchase and redemption orders with respect to each Fund and shall transmit one net payment per Fund in accordance with Section 2.2, below.

         (d) If SMFI provides materially incorrect Share net asset value information (as determined under SEC guidelines), LIFE COMPANY shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct net asset value per Share. Any material error in the calculation or reporting of net asset value per Share, dividend or capital gain information shall be reported promptly upon discovery to LIFE COMPANY. In the event LIFE COMPANY realizes any losses resulting from overpayments to Contract owners attributable to the provision of materially incorrect Share net asset value information by SMFI that is not subsequently corrected and communicated to LIFE COMPANY in reasonably sufficient time to prevent the overpayment, SMFI and Carillon agree to reimburse LIFE COMPANY for the amount of such losses, provided the LIFE COMPANY has made reasonable efforts to recoup the overpayments.

         2.2      TIMELY PAYMENTS.

         LIFE COMPANY will wire payment for net purchases to a custodial account designated by SMFI by 2:00 p.m. Eastern Time on the same day as the order for Shares is placed, to the extent practicable. SMFI will wire payment for net redemptions to an account designated by LIFE COMPANY by 2:00 p.m. Eastern Time on the same day as the Order is placed, to the extent practicable, but in any event within five (5) calendar days after the date the order is placed in order to enable LIFE COMPANY to pay


                                        3
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redemption proceeds within the time specified in Section 22(e) of the 1940
Act or such shorter period of time as may be required by law.

         2.3      APPLICABLE PRICE.

         (a) Share purchase payments and redemption orders that result from purchase payments, premium payments, surrenders and other transactions under Contracts (collectively, "Contract transactions") and that LIFE COMPANY receives prior to the close of regular trading on the New York Stock Exchange on a Business Day will be executed at the net asset values of the appropriate Funds next computed after receipt by SMFI or its designated agent of the orders. For purposes of this Section 2.3(a), LIFE COMPANY shall be the designated agent of SMFI for receipt of orders relating to Contract transactions on each Business Day and receipt by such designated agent shall constitute receipt by SMFI; provided that SMFI receives notice of such orders by 10:00 a.m. Eastern Standard Time on the next following Business Day or such later time as computed in accordance with Section 2.1 (b) hereof.

         (b) All other Share purchases and redemptions by LIFE COMPANY will be effected at the net asset values of the appropriate Funds next computed after receipt by SMFI or its designated agent of the order therefor, and such orders will be irrevocable.

         (c) Notwithstanding any provision of the Agreement to the contrary, the Parties agree that SMFI shall determine the applicable price for Share orders attributable to Contracts funded by unregistered Accounts in accordance with Section 2.3(a) hereof, provided that LIFE COMPANY represents and warrants that it is legally or contractually obligated to treat such orders in the same manner as orders attributable to Contracts funded by registered Accounts. Each Share order placed by LIFE COMPANY that is attributable, in whole or in part, to Contracts funded by an unregistered Account, shall be deemed to constitute such representation and warranty by LIFE COMPANY unless the order specifically states to the contrary. Otherwise, SMFI shall determine the applicable price for Share orders attributable to Contracts funded by unregistered Accounts in accordance with Section 2.3(b) hereof. As used herein, an Account is registered if it is registered under the 1940 Act.

         2.4      DIVIDENDS AND DISTRIBUTIONS.

         SMFI will furnish notice by wire or telephone (followed by written confirmation) on or prior to the payment date to LIFE COMPANY of any income dividends or capital gain distributions payable on the Shares of any Fund. LIFE COMPANY hereby elects to reinvest all dividends and capital gains distributions in additional Shares of the corresponding Fund at the ex-dividend date net asset values until LIFE COMPANY otherwise notifies SMFI in writing, it being agreed by the Parties that the ex-dividend date and the payment date with respect to any dividend or distribution will be the same Business Day. LIFE COMPANY reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.


                                       4
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         2.5      BOOK ENTRY.

         Issuance and transfer of SMFI Shares will be by book entry only. Stock certificates will not be issued to LIFE COMPANY. Shares ordered from SMFI will be recorded in an appropriate title for LIFE COMPANY, on behalf of its Account.

SECTION 3.        COSTS AND EXPENSES

         3.1      GENERAL.

         Except as otherwise specifically provided in Schedule C, attached hereto and made a part hereof, each Party will bear, or arrange for other to bear, all expenses incident to its performance under this Agreement.

         3.2      PARTIES TO COOPERATE.

         Each Party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of SMFI and the Accounts.

SECTION 4         LEGAL COMPLIANCE

         4.1      TAX LAWS.

         (a) SMFI represents and warrants that each Fund is currently qualified as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and represents that it will use its best efforts to qualify and to maintain qualification of each Fund as a RIC. SMFI will notify LIFE COMPANY immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.

         (b) SMFI represents that it currently complies and will continue to comply with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code. SMFI will notify LIFE COMPANY immediately upon having a reasonable basis for believing that a Fund has ceased to so comply or that a Fund might not so comply in the future. In the event of a breach of this Section 4.1(b) by SMFI, it will use its best efforts to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code. The representations and warranties of this Section 4.1(b) shall not apply with respect to any Fund whose beneficial interests are held solely by owners of "pension plan contracts" within the meaning of Section 818(a) of the Code and other persons whose federal income tax treatment is not dependent on the Fund's compliance with the requirements of Section 817(h) of the Code.


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         (c) LIFE COMPANY agrees that if the Internal Revenue Service ("IRS")
asserts in writing in connection with any governmental audit or review of LIFE COMPANY or, to LIFE COMPANY's knowledge, of any Participant, that any Fund has failed to comply with the diversification requirements of Section 817(h) of the Code or LIFE COMPANY otherwise becomes aware of any facts that could give rise to any claim against SMFI or its affiliates as a result of such a failure or alleged failure LIFE COMPANY will promptly notify SMFI of such assertion or potential claim (subject to the Confidentiality provisions of Section 18 as to any Participant);

         (d) Upon the occurrence of any event contemplated under Section 4.1(c) to this Agreement, each party agrees to act in good faith to minimize any liability to the other party that may arise as a result of such failure or alleged failure to the extent practicable and except where a party's respective interests are adverse to or in conflict with the other party's interests.

         (e) LIFE COMPANY represents and warrants that the Contracts currently are and will be treated as annuity contracts or life insurance contracts under applicable provisions of the Code and that it will use its best efforts to maintain such treatment; LIFE COMPANY will notify SMFI immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.

         (f) LIFE COMPANY represents and warrants that each Account is a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817 of the Code and the regulations thereunder. LIFE COMPANY will use its best efforts to continue to meet such definitional requirements, and it will notify SMFI immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

         4.2      INSURANCE AND CERTAIN OTHER LAWS.

         (a) SMFI will use its best efforts to comply with any applicable state insurance laws or regulations, to the extent specifically requested in writing by LIFE COMPANY, including, the furnishing of information not otherwise available to LIFE COMPANY which is required by state insurance law to enable LIFE COMPANY to obtain the authority needed to issue the Contracts in any applicable state.

         (b) LIFE COMPANY represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of Iowa and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains each Account as a segregated asset account under Iowa Insurance Law and the regulations thereunder, and (iii) the Contracts comply in all material respects with all other applicable federal and state laws and regulations.

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         (c) SMFI represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

         4.3      SECURITIES LAWS.

         (a) LIFE COMPANY represents and warrants that (i) interests in each Account pursuant to the Contracts will be registered under the 1933 Act to the extent required by the 1933 Act, (ii) the Contracts will be duly authorized for issuance and sold in compliance with all applicable federal and state laws, including, without limitation, the 1933 Act, the 1934 Act, the 1940 Act and Iowa law, (iii) each Account is and will remain registered under the 1940 Act, to the extent required by the 1940 Act, (iv) each Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, to the extent required, (v) each Account's 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, (vi) LIFE COMPANY will amend the registration statement for its Contracts under the 1933 Act and for its Accounts under the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts or as may otherwise be required by applicable law, and (vii) each Account's prospectus, statement of additional information, private placement memoranda and other documents pursuant to which Contracts are offered, and any amendments or supplements thereto (collectively, the "Account Prospectus"), will at all times comply in all material respects with all applicable requirements of the 1933 Act and the rules thereunder.

         (b) SMFI represents and warrants that (i) Shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with Maryland law, (ii) SMFI is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) SMFI will amend the registration statement for its Shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its Shares, (iv) SMFI does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) SMFI's 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) SMFI's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "SMFI Prospectus") will at all times comply in all material respects with all applicable requirements of the 1933 Act and the rules thereunder.

         (c) SMFI will at its expense register and qualify its Shares for sale in accordance with the laws of any state or other jurisdiction if and to the extent reasonably deemed advisable by SMFI.

         (d) SMFI currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it

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reserves the right to make such payments in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, SMFI undertakes to have its Board of Directors, a majority of whom are not "interested" persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         (e) SMFI represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

         (f) Carillon represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer under the 1934 Act. Carillon further represents that it will sell and distribute SMFI's shares in accordance with all applicable federal and state securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

         4.4      NOTICE OF CERTAIN PROCEEDINGS AND OTHER CIRCUMSTANCES.

         (a) SMFI will immediately notify LIFE COMPANY of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to SMFI's registration statement under the 1933 Act or SMFI Prospectus, (ii) any request by the SEC for any amendment to such registration statement or SMFI Prospectus that may affect the offering of Shares of SMFI, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of SMFI's Shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Shares of any Fund in any state or jurisdiction, including, without limitation, any circumstances in which (a) such Shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law, or (b) such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by LIFE COMPANY. SMFI will make every reasonable effort to prevent the issuance, with respect to any Fund, of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

         (b) LIFE COMPANY will immediately notify SMFI of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to each Account's registration statement under the 1933 Act relating to the Contracts or each Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Account Prospectus that may affect the offering of Shares of SMFI, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of each Account's interests pursuant to the Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any

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circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. LIFE COMPANY will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

         4.5      LIFE COMPANY TO PROVIDE DOCUMENTS; INFORMATION ABOUT SMFI.

         (a) LIFE COMPANY will provide to SMFI or its designated agent at least one (1) complete copy of all SEC registration statements, Account Prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and notices, orders or responses relating thereto, and all amendments and supplements to any of the above, that relate to each Account or the Contracts, contemporaneously with the filing of such document with the SEC or NASD.

         (b) LIFE COMPANY will provide to SMFI or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which SMFI or any of its affiliates is named, at least five (5) Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if SMFI or its designated agent objects to such use within five (5) Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. SMFI hereby designates Summit Investment Partners, Inc. as the entity to receive such sales literature, until such time as SMFI appoints another designated agent by giving notice to LIFE COMPANY in the manner required by Section 9 hereof. SMFI or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which SMFI or any of its affiliates is named, and no such material shall be used if SMFI or its designee so object.

         (c) Neither LIFE COMPANY nor any of its affiliates, will give any information or make any representations or statements on behalf of or concerning SMFI or its affiliates in connection with the sale of the Contracts other than (i) the information or representations contained in the registration statement, including the SMFI Prospectus contained therein, relating to Shares, as such registration statement and SMFI Prospectus may be amended from time to time; or (ii) in reports or proxy materials for SMFI; or
(iii) in published reports for SMFI that are in the public domain and approved by SMFI for distribution; or (iv) in sales literature or other promotional material approved by SMFI, except with the express written permission of SMFI.

         (d) UNDERWRITER shall adopt and implement procedures reasonably designed to ensure that information concerning SMFI and its affiliates that is intended for use only by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Participants) ("broker only materials") is so used, and neither SMFI nor any of its affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

         (e) For the purposes of this Section 4.5, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, telephone directories (other than routine listings), electronic media, computerized media, or other public media, (e.g., on-line networks such as the Internet or other electronic messages), sales literature (i.e., any written or electronic communication distributed or made generally available to customers or the public, including, but not limited to, brochures, circulars, research reports, market letters, performance reports or summaries, form letters, telemarketing scripts, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

         4.6      SMFI TO PROVIDE DOCUMENTS; INFORMATION ABOUT LIFE COMPANY.

         (a) SMFI will provide to LIFE COMPANY at least one (1) complete copy of all SEC registration statements, SMFI Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and notices, orders or responses relating thereto, and all amendments and supplements to any of the above, that relate to SMFI or the Shares of a Fund, contemporaneously with the filing of such document with the SEC or NASD.

         (b) SMFI will provide to LIFE COMPANY camera ready copy of all SMFI prospectuses and printed copies, in an amount specified by LIFE COMPANY, of SMFI statements of additional information, proxy materials, periodic reports to shareholders and other materials required by law to be sent to Participants who have allocated any Contract value to a Fund. SMFI will provide such copies to LIFE COMPANY in a timely manner so as to enable LIFE COMPANY, as the case may be, to print and distribute such materials within the time required by law to be furnished to Participants.

         (c) SMFI will provide to LIFE COMPANY or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which LIFE COMPANY, or any of its respective affiliates is named, or that refers to the Contracts, at least five (5) Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if LIFE COMPANY or its designated agent objects to such use within five (5) Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. LIFE COMPANY shall receive all such sales literature until such time as it appoints a designated agent by giving notice to SMFI in the manner required by Section 9 hereof. LIFE COMPANY or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which

LIFE COMPANY or any of its affiliates is named, and no such material shall be used if LIFE COMPANY or its designee so object.

         (d) Neither SMFI nor any of its affiliates will give any information or make any representations or statements on behalf of or concerning LIFE COMPANY, each Account, or the Contracts other than (i) the information or representations contained in the registration statement, including each Account Prospectus contained therein, relating to the Contracts, as such registration statement and Account Prospectus may be amended from time to time; or (ii) in published reports for the Account or the Contracts that are in the public domain and approved by LIFE COMPANY for distribution; or (iii) in sales literature or other promotional material approved by LIFE COMPANY or its affiliates, except with the express written permission of LIFE COMPANY.

         (e) SMFI shall cause its principal underwriter to adopt and implement procedures reasonably designed to ensure that information concerning LIFE COMPANY, and its respective affiliates that is intended for use only by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Participants) ("broker only materials") is so used, and neither LIFE COMPANY, nor any of its respective affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

         (f) For purposes of this Section 4.6, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, telephone directories (other than routine listings), electronic media, computerized media, or other public media, (e.g., on-line networks such as the Internet or other electronic messages), sales literature (i.e., any written or electronic communication distributed or made generally available to customers or the public, including, but not limited to, brochures, circulars, research reports, market letters, performance reports or summaries, form letters, telemarketing scripts, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

         (g) SMFI will provide the LIFE COMPANY with as much notice as is reasonably practicable of any proxy solicitation for any Fund, and of any change in the Fund's registration statement or prospectus, particularly any change resulting in a change to the registration statement or prospectus for any Account. SMFI will work with the LIFE COMPANY so as to enable the LIFE COMPANY to solicit proxies from Contract owners, or to make changes to its registration statement or prospectus, in an orderly manner. SMFI will make reasonable efforts to attempt to have changes effecting

Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

SECTION 5.        MIXED AND SHARED FUNDING

         5.1      GENERAL.

         SMFI has received an order from the SEC exempting it from certain provisions of the 1940 Act and rules thereunder so that SMFI may be available for investment by certain other entities, including, without limitation, separate accounts funding variable annuity contracts or variable life insurance contracts, separate accounts of insurance companies unaffiliated with LIFE COMPANY, and trustees of qualified pension and retirement plans (collectively, "Mixed and Shared Funding"). The Parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 5. Sections 5.2 through
5.8 below shall apply pursuant to such an exemptive order granted to SMFI. SMFI hereby notifies LIFE COMPANY that it may be appropriate to include in the prospectus pursuant to which a Contract is offered disclosure regarding the potential risks of Mixed and Shared Funding.

         5.2      DISINTERESTED DIRECTORS.

         SMFI agrees that its Board of Directors shall at all times consist of directors a majority of whom (the "Disinterested Directors") are not interested persons of SMFI within the meaning of Section 2(a)(19) of the 1940 Act and the rules thereunder and as modified by any applicable orders of the SEC, except that if this condition is not met by reason of the death, disqualification, or bona fide resignation of any director, then the operation of this condition shall be suspended (a) for a period of forty-five
(45) days if the vacancy or vacancies may be filled by the Board;(b) for a period of sixty (60) days if a vote of shareholders is required to fill the vacancy or vacancies; or (c) for such longer period as the SEC may prescribe by order upon application.

         5.3      MONITORING FOR MATERIAL IRRECONCILABLE CONFLICTS.

         SMFI agrees that its Board of Directors will monitor for the existence of any material irreconcilable conflict between the interests of the Participants in all separate accounts of life insurance companies utilizing SMFI ("Participating Insurance Companies"), including each Account, and participants in all qualified retirement and pension plans investing in SMFI ("Participating Plans"). LIFE COMPANY agrees to inform the Board of Directors of SMFI of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:

         (a) an action by any state insurance or other regulatory authority;

         (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

         (c) an administrative or judicial decision in any relevant proceeding;

         (d) the manner in which the investments of any Fund are being managed;

         (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract Participants or by Participants of different Participating Insurance Companies;

         (f) a decision by a Participating Insurance Company to disregard the voting instructions of Participants; or

         (g) a decision by a Participating Plan to disregard the voting instructions of Plan participants.

         Consistent with the SEC's requirements in connection with exemptive orders of the type referred to in Section 5.1 hereof, LIFE COMPANY will assist the Board of Directors in carrying out its responsibilities by providing the Board of Directors with all information reasonably necessary for the Board of Directors to consider any issue raised, including information as to a decision by LIFE COMPANY to disregard voting instructions of Participants. LIFE COMPANY's responsibilities in connection with the foregoing shall be carried out with a view only to the interests of Participants.

         5.4      CONFLICT REMEDIES.

         (a) It is agreed that if it is determined by a majority of the members of the Board of Directors or a majority of the Disinterested Directors that a material irreconcilable conflict exists, LIFE COMPANY will, if it is a Participating Insurance Company for which a material irreconcilable conflict is relevant, at its own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

         (i) withdrawing the assets allocable to some or all of the Accounts from SMFI or any Fund and reinvesting such assets in a different investment medium, including another Fund of SMFI, or submitting the question whether such segregation should be implemented to a vote of all affected Participants and, as appropriate, segregating the assets of any particular group (e.g., annuity Participants, life insurance Participants or all Participants) that votes in favor of such segregation, or offering to the affected Participants the option of making such a change; and

         (ii) establishing a new registered investment company of the type defined as a "management company" in Section 4(3) of the 1940 Act or a new separate account that is operated as a management company.

         (b) If the material irreconcilable conflict arises because of LIFE COMPANY's decision to disregard Participant voting instructions and that decision represents a minority position or would preclude a majority vote, LIFE COMPANY may be required, at SMFI's election, to withdraw each Account's investment in SMFI or any Fund. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six (6) months after SMFI gives notice to LIFE COMPANY that this provision is being implemented, and until such withdrawal SMFI shall continue to accept and implement orders by LIFE COMPANY for the purchase and redemption of Shares of SMFI.

         (c) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to LIFE COMPANY conflicts with the majority of other state regulators, then LIFE COMPANY will withdraw each Account's investment in SMFI within six (6) months after SMFI's Board of Directors informs LIFE COMPANY that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal SMFI shall continue to accept and implement orders by LIFE COMPANY for the purchase and redemption of Shares of SMFI. No charge or penalty will be imposed as a result of such withdrawal.

         (d) LIFE COMPANY agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Participants.

         (e) For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will SMFI or any of its affiliates be required to establish a new funding medium for any Contracts. LIFE COMPANY will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.

         5.5      NOTICE TO LIFE COMPANY.

         SMFI will promptly make known in writing to LIFE COMPANY the Board of Directors' determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

         5.6      INFORMATION REQUESTED BY BOARD OF DIRECTORS.

         LIFE COMPANY and SMFI (or its investment adviser) will at least annually submit to the Board of Directors of SMFI such reports, materials or data as the Board of

Directors may reasonably request so that the Board of Directors may fully carry out the obligations imposed upon it by the provisions hereof or any exemptive order granted by the SEC to permit Mixed and Shared Funding, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board of Directors. All reports received by the Board of Directors of potential or existing conflicts, and all Board of Directors actions with regard to determining the existence of a conflict, notifying Participating Insurance Companies and Participating Plans of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Directors or other appropriate records, and such minutes or other records will be made available to the SEC upon request.

         5.7      COMPLIANCE WITH SEC RULES.

         If, at any time during which SMFI is serving as an investment medium for variable life insurance Contracts, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to Mixed and Shared Funding. SMFI agrees that it will comply with the terms and conditions thereof and that the terms of this
Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.

         5.8      OTHER REQUIREMENTS.

         SMFI will require that each Participating Insurance Company and Participating Plan enter into an agreement with SMFI that contains in substance the same provisions as are set forth in Sections 4.1(b), 4.1(d), 4.3(a), 4.4(b), 4.5(a), 5, and 10 of this Agreement.

SECTION 6. TERMINATION

         6.1      EVENTS OF TERMINATION.

         Subject to Section 6.4 below, this Agreement will terminate as to a
Fund:

         (a) at the option of any party, with or without cause with respect to the Fund, upon six (6) months advance written notice to the other parties, or, if later, upon receipt of any required exemptive relief from the SEC, unless otherwise agreed to in writing by the parties; or

         (b) at the option of SMFI upon institution of formal proceedings against LIFE COMPANY or its affiliates by the NASD, the SEC, any state insurance regulator or any other regulatory body regarding LIFE COMPANY's obligations under this Agreement or related to the sale of the Contracts, the operation of each Account, or the purchase of Shares, if, in each case, SMFI reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on the Fund with respect to which the Agreement is to be terminated; or

         (c) at the option of LIFE COMPANY upon institution of formal proceedings against SMFI, its principal underwriter, or its investment adviser by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding SMFI's obligations under this Agreement or related to the operation or management of SMFI or the purchase of SMFI Shares, if, in each case, LIFE COMPANY reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on LIFE COMPANY, or the Subaccount corresponding to the Fund with respect to which the Agreement is to be terminated; or

         (d) at the option of any Party in the event that (i) the Fund's Shares are not registered, where required, and, in all material respects, issued and sold in accordance with any applicable federal or state law, or
(ii) such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by LIFE COMPANY; or

         (e) upon termination of the corresponding Subaccount's investment in the Fund pursuant to Section 5 hereof; or

         (f) at the option of LIFE COMPANY if the Fund ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions, or if LIFE COMPANY reasonably believes that the Fund may fail to so qualify; or

         (g) at the option of LIFE COMPANY if the Fund fails to comply with
Section 817(h) of the Code or with successor or similar provisions, as applicable, or if LIFE COMPANY reasonably believes that the Fund may fail to so comply; or

         (h) at the option of SMFI if the Contracts issued by LIFE COMPANY cease to qualify as annuity contracts or life insurance contracts under the Code (other than by reason of the Fund's noncompliance with Section 817(h) or Subchapter M of the Code) or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law; or

         (i) upon another Party's material breach of any provision of this Agreement; or

         (j) by either SMFI or Carillon by written notice to the LIFE COMPANY, if either one or both of SMFI or Carillon respectively, shall determine, in their sole judgment exercised in good faith, that the LIFE COMPANY has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is subject to material adverse publicity; or

         (k) by the LIFE COMPANY by written notice to the SMFI and Carillon, if the LIFE COMPANY shall determine, in its sole judgment exercised in good faith, that either SMFI or Carillon has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is subject to material adverse publicity.

         6.2      NOTICE REQUIREMENT FOR TERMINATION.

         No termination of this Agreement will be effective unless and until the Party terminating this Agreement gives prior written notice to the other Party to this Agreement of its intent to terminate, and such notice shall set forth the basis for such termination.

         6.3      FUNDS TO REMAIN AVAILABLE.

         Notwithstanding any termination of this Agreement, SMFI will, at the option of LIFE COMPANY, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The Parties agree that this Section 6.3 will not apply to any terminations under Section 5 and the effect of such terminations will be governed by Section 5 of this Agreement.

         6.4      CONTINUANCE OF AGREEMENT.

         The provisions of Section 4 and Sections 12 through 20 shall survive termination of this Agreement. In addition, all other applicable provisions of this Agreement shall survive termination as long as shares of the Fund are held on behalf of Contract owners in accordance with Section 6.3, except that SMFI and Carillon shall have no further obligation to make Fund shares available in Contracts issued after termination.

SECTION 7.        AMENDMENTS

         No provision of this Agreement may be amended or modified in any manner except by a written agreement executed by all Parties hereto.

SECTION 8.        ASSIGNMENT

         This Agreement may not be assigned by any Party, except with the written consent of each other Party.

SECTION 9.        NOTICES

         Notices and communications required or permitted by this Agreement will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

                  AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY AMERICAN EQUITY CAPITAL, INC.
                  5000 Westown Parkway, Suite 440
                  West Des Moines, IA 50266
                  Facsimile: 515-440-2715
                  Attn:    Terry A. Reimer, Chief Financial Officer

                  SUMMIT MUTUAL FUNDS, INC.
                  CARILLON INVESTMENTS, INC.
                  1876 Waycross Road
                  Cincinnati, Ohio 45240
                  Facsimile: 513-595-2918
                  Attn:    John F. Labmeier, Esq., Law Dept.
                           Elizabeth G. Monsell
                           Steven R. Sutermeister

SECTION 10. VOTING PROCEDURES

         Subject to the cost allocation procedures set forth in Section 3 hereof, LIFE COMPANY will distribute all proxy material furnished by SMFI to Participants and/or Policyholders to whom pass-through voting privileges are required to be extended and will solicit voting instructions from Participants. LIFE COMPANY will vote Shares in accordance with timely instructions received from Participants. LIFE COMPANY will vote Shares that are (a) not attributable to Participants to whom pass-through voting privileges are extended, or (b) attributable to Participants, but for which no timely instructions have been received, in the same proportion as Shares for which said instructions have been received from Participants, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for Participants. Neither LIFE COMPANY nor any of its affiliates will in any way oppose or interfere with the solicitation of proxies for the Shares held for such Participants. LIFE COMPANY reserves the right to vote shares held in any Account in its own right, to the extent permitted by law. LIFE COMPANY shall be responsible for assuring that each of its Accounts holding Shares calculates voting privileges in a manner consistent with that of other Participating Insurance Companies or in the manner required by the Mixed and Shared Funding exemptive order obtained by SMFI. SMFI will notify LIFE COMPANY of any changes of interpretations or amendments to Mixed and Shared Funding exemptive order it obtains. SMFI will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular, SMFI either will provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or will comply with Section 16(c) of the 1940 Act (although SMFI is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, SMFI will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the SEC may promulgate with respect thereto.

SECTION 11.       FOREIGN TAX CREDITS

         SMFI agrees to consult in advance with LIFE COMPANY concerning any decision to elect or not to elect pursuant to Section 853 of the Code to pass through the benefit of any foreign tax credits to its shareholders.

SECTION 12. INDEMNIFICATION

         12.1     OF SMFI AND CARILLON BY LIFE COMPANY AND UNDERWRITER.

         (a) Except to the extent provided in Sections 12.1(b) and 12.1(c), below, LIFE COMPANY and UNDERWRITER agree to indemnify and hold harmless SMFI, Carillon, their affiliates, and each person, if any, who controls SMFI, Carillon, or their affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers (but not including any Participating Insurance Company), (collectively, the "Indemnified Parties" for purposes of this Section 12.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of LIFE COMPANY and UNDERWRITER) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions:

                  (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, the Contracts, or sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to LIFE COMPANY or UNDERWRITER by or on behalf of SMFI or Carillon for use in any Account's 1933 Act, registration statement, any Account

                           Prospectus, the Contracts, or sales literature or advertising or otherwise for use in connection with the sale of Contracts or Shares (or any amendment or supplement to any of the foregoing); or

                  (ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in SMFI's 1933 Act registration statement, SMFI Prospectus, sales literature or advertising of SMFI, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of LIFE COMPANY, UNDERWRITER or their respective affiliates or persons under their control (including, without limitation, their employees and "Associated Persons," as that term is defined in paragraph (m) of Article I of the NASD's By-Laws), in connection with the sale or distribution of the Contracts or Shares; or

                  (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in SMFI's 1933 Act registration statement, SMFI Prospectus, sales literature or advertising of SMFI, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to SMFI, Carillon or their affiliates by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates for use in SMFI's 1933 Act registration statement, SMFI Prospectus, sales literature or advertising of SMFI, or any amendment or supplement to any of the foregoing; or

                  (iv) arise as a result of any failure by LIFE COMPANY or UNDERWRITER to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement, or any material breach of any representation and/or warranty made by LIFE COMPANY or UNDERWRITER in this Agreement or arise out of or result from any other material breach of this Agreement by LIFE COMPANY or UNDERWRITER; or

                  (v) arise as a result of failure by the Contracts issued by LIFE COMPANY to qualify as annuity contracts or life insurance contracts under the Code, otherwise than by reason of any Fund's failure to comply with Subchapter M or Section 817(h) of the Code.

         (b) Neither LIFE COMPANY nor UNDERWRITER shall be liable under this
Section 12.1 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties (i) under this Agreement, or (ii) LIFE COMPANY, UNDERWRITER, each Account or Participants.

         (c) Neither LIFE COMPANY nor UNDERWRITER shall be liable under this
Section 12.1 with respect to any action against an Indemnified Party unless SMFI or Carillon shall have notified LIFE COMPANY and UNDERWRITER in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify LIFE COMPANY and UNDERWRITER of any such action shall not relieve LIFE COMPANY and UNDERWRITER from any liability which they may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section
12.1. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, LIFE COMPANY and UNDERWRITER shall be entitled to participate, at their own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from LIFE COMPANY or UNDERWRITER to such Indemnified Party of LIFE COMPANY's or UNDERWRITER's election to assume the defense thereof, the Indemnified Party will cooperate fully with LIFE COMPANY and UNDERWRITER and shall bear the fees and expenses of any additional counsel retained by it, and neither LIFE COMPANY nor UNDERWRITER will be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

         12.2     OF LIFE COMPANY AND UNDERWRITER BY SMFI AND CARILLON.

         (a) Except to the extent provided in Sections 12.2(c), 12.2(d) and 12.2(e), below, SMFI and Carillon agree to indemnify and hold harmless LIFE COMPANY, UNDERWRITER, their respective affiliates, and each person, if any, who controls LIFE COMPANY, UNDERWRITER or their respective affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers, (collectively, the "Indemnified Parties" for purposes of this Section 12.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of SMFI and/or Carillon) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise, insofar as such losses, claims, damages, liabilities or actions:

                  (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in SMFI's 1933 Act registration statement, SMFI Prospectus or sales literature or advertising of SMFI (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified
                           Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to SMFI or its affiliates by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates for use in SMFI's 1933 Act registration statement, SMFI Prospectus, or in sales literature or advertising or otherwise for use in connection with the sale of Contracts or Shares (or any amendment or supplement to any of the foregoing); or

                  (ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of SMFI, Carillon or their affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of SMFI, Carillon or their affiliates or persons under their control (including, without limitation, their employees and "Associated Persons" as that term is defined in Section (m) of Article I of the NASD By-Laws), in connection with the sale or distribution of SMFI Shares; or

                  (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to LIFE COMPANY, UNDERWRITER or their respective affiliates by or on behalf of SMFI, Carillon or their affiliates for use in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or

                  (iv) arise as a result of any failure by SMFI to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by SMFI in this Agreement or arise out of or result from any other material breach of this Agreement by SMFI; or

                  (v) arise as a result of any failure by Carillon to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by Carillon in this Agreement or arise out of or result from any other material breach of this Agreement by Carillon, it being expressly understood by the parties hereto that only Carillon and not SMFI shall be responsible for any indemnification arising from this subsection
                           (v).

         (b) Except to the extent provided in Sections 12.2(c), 12.2(d) and 12.2(e) hereof, SMFI and Carillon agree to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions directly or indirectly result from or arise out of the failure of any Fund to operate as a regulated investment company in compliance with (i) Subchapter M of the Code and regulations thereunder, or (ii) Section 817(h) of the Code and regulations thereunder, including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Participants asserting liability against LIFE COMPANY pursuant to the Contracts, the costs of any ruling and closing agreement or other settlement with the IRS, and the cost of any substitution by LIFE COMPANY of Shares of another investment company or portfolio for those of any adversely affected Fund as a funding medium for each Account that LIFE COMPANY reasonably deems necessary or appropriate as a result of the noncompliance.

         (c) Neither SMFI nor Carillon shall be liable under this Section
12.2 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties (i) under this Agreement, or
(ii) to SMFI or Carillon.

         (d) Neither SMFI nor Carillon shall be liable under this Section
12.2 with respect to any action against an Indemnified Party unless the Indemnified Party shall have notified SMFI and/or Carillon in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify SMFI or Carillon of any such action shall not relieve SMFI or Carillon from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 12.2. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, SMFI and/or Carillon will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from SMFI and/or Carillon to such Indemnified Party of SMFI's or Carillon's election to assume the defense thereof, the Indemnified Party will cooperate fully with SMFI and Carillon and shall bear the fees and expenses of any additional counsel retained by it, and SMFI and Carillon will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

         (e) In no event shall SMFI or Carillon be liable under the indemnification provisions contained in this Agreement to LIFE COMPANY or UNDERWRITER with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by LIFE COMPANY or UNDERWRITER hereunder; (ii) the failure by LIFE COMPANY to maintain its segregated asset account (which invests in any Fund) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or
(iii) the failure by LIFE COMPANY to maintain its variable annuity or life insurance contracts (with respect to which any Fund serves as an underlying funding vehicle) as annuity contracts or life insurance contracts under applicable provisions of the Code.

         12.3     EFFECT OF NOTICE.

         Any notice given by the indemnifying Party to an Indemnified Party referred to in Sections 12.1 (c) or 12.2(d) above of participation in or control of any action by the indemnifying Party will in no event be deemed to be an admission by the indemnifying Party of liability, culpability or responsibility, and the indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.

         12.4     SUCCESSORS.

         A successor by law of any Party shall be entitled to the benefits of the indemnification contained in this Section 12.

SECTION 13.       APPLICABLE LAW

         This Agreement will be construed and the provisions hereof interpreted under and in accordance with Ohio law, without regard for that state's principles of conflict of laws.

SECTION 14.       EXECUTION IN COUNTERPARTS

         This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

SECTION 15.       SEVERABILITY

         If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

SECTION 16.       RIGHTS CUMULATIVE

         The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

SECTION 17.       HEADINGS

         The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

SECTION 18.       CONFIDENTIALITY

         SMFI acknowledges that the identities of the customers of LIFE COMPANY or any of its affiliates (collectively, the "LIFE COMPANY Protected Parties" for proposes of this Section 18), information maintained regarding those customers, and all computer programs and procedures or other information developed by the LIFE COMPANY Protected Parties or any of their employees or agents in connection with LIFE COMPANY's performance of its duties under this Agreement are the valuable property of the LIFE COMPANY Protected Parties. SMFI agrees that if it comes into possession of any list or compilation of the identities of or other information about the LIFE COMPANY Protected Parties' customers, or any other information or property of the LIFE COMPANY Protected Parties, other than such information as may be independently developed or compiled by SMFI from information supplied to it by the LIFE COMPANY Protected Parties' customers who also maintain accounts directly with SMFI, SMFI will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with LIFE COMPANY'S prior written consent; or (b) as required by law or judicial process. LIFE COMPANY acknowledges that the identities of the customers of SMFI or any of its affiliates (collectively, the "SMFI Protected Parties" for purposes of this Section 18), information maintained regarding those customers, and all computer programs and procedures or other information developed by the SMFI Protected Parties or any of their employees or agents in connection with SMFI's performance of its duties under this Agreement are the valuable property of the SMFI Protected Parties. LIFE COMPANY agrees that if it comes into possession of any list or compilation of the identities of or other information about the SMFI Protected Parties' customers or any other information or property of the SMFI Protected Parties, other than such information as may be independently developed or compiled by LIFE COMPANY from information supplied to it by the SMFI Protected Parties' customers who also maintain accounts directly with LIFE COMPANY, LIFE COMPANY will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with SMFI's prior written consent; or (b) as required by law or judicial process. Each party acknowledges that any breach of the agreements in this Section 18 would result in immediate and irreparable harm to the other parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the other parties will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

SECTION 19.       TRADEMARKS AND FUND NAMES

         (a) Summit Investment Partners, Inc. ("Summit" or "licensor"), an affiliate of SMFI, owns all right, title and interest in and to the name, trademark and service mark "Summit Pinnacle" and such other tradenames, trademarks and service marks as may be set forth on Schedule B, as amended from time to time by written notice from Summit to LIFE COMPANY (the "Summit licensed marks" or the "licensor's licensed marks") and is authorized to use and to license other persons to use such marks. LIFE COMPANY and its affiliates are hereby granted a non-exclusive, non-transferable and non-sublicensable license to use the Summit licensed marks in connection with LIFE COMPANY's performance of the services contemplated under this Agreement, subject to the terms and conditions set forth in this Section 19.

         (b) The grant of license to LIFE COMPANY and its affiliates ( the "licensee") shall terminate automatically upon termination of this Agreement. Upon automatic termination, the licensee shall cease to use the licensor's licensed marks, except that LIFE COMPANY shall have the right to continue to service any outstanding Contracts bearing any of the Summit licensed marks. Upon Summit's elective termination of this license, LIFE COMPANY and its affiliates shall immediately cease to issue any new annuity or life insurance contracts bearing any of the Summit licensed marks and shall likewise cease any activity which suggests that it has any right under any of the Summit licensed marks or that it has any association with Summit, except that LIFE COMPANY shall have the right to continue to service outstanding Contracts bearing any of the Summit licensed marks. Should Summit electively terminate this license, Summit shall assume the reasonable expenses incurred by the licensee as to its printed materials in changing to a new name.

         (c) The licensee shall obtain the prior written approval of the licensor for the public release by such licensee of any materials bearing the licensor's licensed marks. The licensor's approvals shall not be unreasonably withheld. Any disapproval shall likewise be in writing and indicate the reasons therefor. Notwithstanding the foregoing, should licensor fail to provide a written response to a request for an approval within five business days of its receipt, such request shall be deemed approved.

         (d) During the term of this grant of license, a licensor may request that a licensee submit samples of any materials bearing any of the licensor's licensed marks which were previously approved by the licensor but, due to changed circumstances, the licensor may wish to reconsider. If, on reconsideration, or on initial review, respectively, any such samples fail to meet with the written approval of the licensor, then the licensee shall immediately cease distributing such disapproved materials. The licensor's approval shall not be unreasonably withheld, and the licensor, when requesting reconsideration of a prior approval, shall assume the reasonable expenses of withdrawing and replacing such disapproved materials. The licensee shall obtain the prior written approval of the licensor for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

         (e) The licensee hereunder: (i) acknowledges and stipulates that, to the best of the knowledge of the licensee, the licensor's licensed marks are valid and enforceable trademarks and/or service marks and that such licensee does not own the licensor's licensed marks and claims no rights therein other than as a licensee under this Agreement; (ii) agrees never to contend otherwise in legal proceedings or in other circumstances; and (iii) acknowledges and agrees that the use of the licensor's licensed marks pursuant to this grant of license shall inure to the benefit of the licensor.

         (f) LIFE COMPANY and UNDERWRITER understand that (i) the S&P MidCap 400(R) Index is a trademark of The McGraw-Hill Companies, Inc., the Nasdaq-100(R) Index is a trademark of The Nasdaq Stock Market, Inc., and the Russell 2000(R) Index is a trademark of the Frank Russell Company (collectively, the "Third-Party Marks"); (ii) these Third-Party Marks have been licensed by Summit or its affiliate for use by SMFI; and (iii) the Funds are not sponsored, endorsed, sold or promoted by any of the licensing organizations, and they make no representation or warranty regarding the Funds, and bear no liability with respect to the Funds. LIFE COMPANY and UNDERWRITER agree to comply with any reasonable requirements of the licensing organizations disclosed to LIFE COMPANY and UNDERWRITER regarding the use of Third-Party Marks in any prospectuses, sales literature or other promotional material, including without limitation the approval process for, and the required use of certain notices and disclaimers in, all materials referencing the Third-Party Marks. Summit or its affiliate shall use its reasonable commercial efforts to continue in full force and effect those separate agreements with the respective licensing organizations for continued use of the Third-Party Marks for the duration of the term of the license granted under this Section 19.

         (g) During the term of the license granted under this Section 19, the licensor shall use its best efforts to maintain in effect and protect the value of the licensor's licensed marks as authorized herein. The licensor shall at its own expense exercise licensor's common law and statutory rights against infringement of the licensed marks as authorized herein, provided, however, nothing herein shall obligate the licensor to undertake an action or settlement, or refrain from an action or settlement with respect to any particular potential, threatened or actual infringement of such licensed marks. LIFE COMPANY and UNDERWRITER shall cooperate with the licensor in the maintenance, registration (if any) and policing of licensor's rights in such licensed marks, and in any action, settlement or undertaking with respect to any particular potential, threatened or actual infringement of such licensed marks. Such cooperation is not a waiver of nor shall it require violation of LIFE COMPANY'S, UNDERWRITER'S or their affiliates' attorney/client, work product or other privilege.

SECTION 20.       PARTIES TO COOPERATE

         Each Party to this Agreement will cooperate with each other Party and all appropriate governmental authorities (including, without limitation, the SEC, the NASD and state insurance regulators) and will permit each other and such authorities reasonable access to its books and records (including copies thereof) in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby to the extent practicable and except where a Party's respective interests are adverse to or in conflict with another Party's interests.

                      -----------------------------------------

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


                                                     SUMMIT MUTUAL FUNDS, INC.

Attest:_/s/ John M. Lucas_____              By:_/s/ John F. Labmeier__________
Name:    John M. Lucas                               Name: John F. Labmeier
Title:   Assistant Secretary                         Title:   Vice President


                                                     CARILLON INVESTMENTS, INC.

Attest:_/s/ John M. Lucas_________          By: _/s/ John F. Labmeier__________
Name:    John M. Lucas                               Name: John F. Labmeier
Title:   Assistant Secretary                         Title: Vice President


                                                     AMERICAN EQUITY INVESTMENT
                                                     LIFE INSURANCE COMPANY, on
                                                     behalf of itself and its
                                                     separate accounts

Attest:_/s/ Harley A. Whitfield_____                 By:_/s/ Terry A. Reimer___________
Name:    Harley A. Whitfield                         Name: Terry A. Reimer
Title:                                               Title: Executive Vice President/Treasurer


                                      28


                                                     AMERICAN EQUITY CAPITAL, INC.

Attest:_/s/ Harley A. Whitfield_____                 By:_/s/ Terry A. Reimer__________
Name:    Harley A. Whitfield                         Name:  Terry A. Reimer
Title:                                               Title: Executive Vice President/Treasurer



9/13/01

                                   SCHEDULE A



FUNDS AVAILABLE UNDER THE CONTRACTS

         Summit Mutual Funds, Inc. Pinnacle Series:
                  S&P MidCap 400 Index Portfolio
                  Russell 2000 Small Cap Index Portfolio
                  Nasdaq-100 Index Portfolio


SEPARATE ACCOUNTS UTILIZING THE FUNDS

American Equity Life Annuity Account

UNREGISTERED SEPARATE ACCOUNTS UTILIZING THE FUNDS

N/A

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

Individual Flexible Premium Deferred Variable Annuity Contract

                                   SCHEDULE B



                  SUMMIT MUTUAL FUNDS, INC.

                  Summit Pinnacle Series:
                           S&P MidCap 400 Index Portfolio
                           Russell 2000 Small Cap Index Portfolio
                           Nasdaq-100 Index Portfolio


                  Summit and Design

                                   SCHEDULE C
                               EXPENSE ALLOCATIONS

----------------------------------------------------------- --------------------------------------------------------
LIFE COMPANY                                                SMFI /CARILLON
----------------------------------------------------------- --------------------------------------------------------
preparing and filing the Account's                          preparing and filing the Fund's registration
registration statement                                      statement
text composition for Account prospectuses                   text composition for Fund prospectuses and
and supplements                                             supplements
----------------------------------------------------------- --------------------------------------------------------
text alterations of prospectuses (Account) and              text alterations of prospectuses (Fund) and
supplements (Account)                                       supplements (Fund)
printing Account and Fund prospectuses and                  a camera ready Fund prospectus
supplements
----------------------------------------------------------- --------------------------------------------------------
text composition and printing Account SAIs                  text composition and printing Fund SAIs
mailing and distributing Account SAIs to                    mailing and distributing Fund SAIs to policy
policy owners and prospective purchasers                    owners andprospective purchasers upon request
upon request
----------------------------------------------------------- --------------------------------------------------------
mailing and distributing prospectuses
(Account and Fund) and supplements
(Account and Fund) to policy owners of
record as required by Federal Securities Laws
and to prospective purchasers; mailing and
distributing Fund prospectuses and
supplements to prospective purchasers
text composition (Account), printing, mailing,              text composition of annual and semi-annual
and distributing annual and semi-annual                     reports (Fund)
reports for Account (Fund and Account as,
applicable)
----------------------------------------------------------- --------------------------------------------------------
text composition, printing, mailing,                        text composition, printing, mailing,
distributing, and tabulation of proxy                       distributing and tabulation of proxy
statements and voting instruction solicitation              statements and voting instruction solicitation
materials to policy owners with respect to                  materials to policy owners with respect to
proxies related to the Account                              proxies related to the Fund
----------------------------------------------------------- --------------------------------------------------------
preparation, printing and distributing sales
material and advertising relating to the Funds,
insofar as such materials relate to the
Contracts and filing such materials with and
obtaining approval from, the SEC, the NASD,
any state insurance regulatory authority, and
any other appropriate regulatory authority, to
the extent required
----------------------------------------------------------- --------------------------------------------------------

                        ADMINISTRATIVE SERVICES AGREEMENT

         American Equity Investment Life Insurance Company ("INSURER") and Summit Investment Partners, Inc. ("Summit") (collectively, the "Parties") mutually agree to the arrangements set forth in this Administrative Services Agreement (the "Agreement") dated as of September 19, 2001.

         WHEREAS, Summit is the investment adviser to Summit Mutual Funds, Inc. (the "Fund"); and

         WHEREAS, Summit has entered into an Investment Advisory Agreement, dated March 22, 1984, with the Fund ("Advisory Agreement") pursuant to which it has agreed to provide, or arrange to provide, not only investment advisory services, but also certain administrative services, including such services as may be requested by the Fund's Board of Directors from time to time; and

         WHEREAS, INSURER issues variable life insurance policies and/or variable annuity contracts (collectively, the "Contracts"); and

         WHEREAS, INSURER has entered into a participation agreement, dated September 19, 2001 ("Participation Agreement"), with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios ("Portfolios") available for purchase by one or more of INSURER's separate accounts or divisions thereof (each, a "Separate Account"), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

         WHEREAS, INSURER and Summit expect that the Fund, and its Portfolios, can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of INSURER each as a single shareholder of record of Portfolio shares, rather than having numerous public shareholders of such shares; and

         WHEREAS, INSURER and Summit expect that the Fund, and its Portfolios, can derive such substantial savings because INSURER performs the administrative services listed on Schedule A hereto for the Fund in connection with the Contracts issued by INSURER; and

         WHEREAS, INSURER has no contractual or other legal obligation to perform such administrative services, other than pursuant to this Agreement and the Participation Agreement; and

         WHEREAS, INSURER desires to be compensated for providing such administrative services; and

         WHEREAS, Summit desires that the Fund benefit from the lower administrative expenses resulting from the administrative services performed by INSURER; and

         WHEREAS, Summit desires to retain the administrative services of INSURER and to compensate INSURER for providing such administrative services;

         NOW, THEREFORE, the Parties agree as follows:


SECTION 1. ADMINISTRATIVE SERVICES; PAYMENTS THEREFOR.

         (a) INSURER shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, Summit agrees to pay to INSURER a quarterly fee ("Quarterly Fee") equal to a percentage of the average daily net assets of the Fund attributable to the Contracts issued by INSURER ("INSURER Fund Assets") at the following annual rates:

      ANNUAL RATE       TOTAL AVERAGE QUARTERLY NET ASSETS FOR ALL PORTFOLIOS

      10 basis          On all net assets attributable to the Contracts
      points            issed by INSURER

         (b) Summit shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter. For purposes of computing the Quarterly Fee payable to the INSURER contemplated under this paragraph, the average aggregate net asset value of shares of the Portfolios held by a Separate Account over a calendar quarter shall be computed by totaling the Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar quarter, and dividing by the total number of business days during such quarter.

         (c) From time to time, the Parties shall review the Quarterly Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of INSURER in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by a Party in good faith.

SECTION 2. NATURE OF PAYMENTS.

         The Parties to this Agreement recognize and agree that Summit's payments to INSURER hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. INSURER represents and warrants that the fees to be paid by Summit for services to be rendered by INSURER pursuant to the terms of this Agreement are to compensate the INSURER for providing administrative services to the Fund, and are not designed to reimburse or compensate INSURER for providing administrative services with respect to the Contracts or any Separate Account.

SECTION 3. TERM AND TERMINATION.

         Any Party may terminate this Agreement, without penalty, on 60 days' written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as Summit or its successors) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as INSURER provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

SECTION 4. AMENDMENT.

         This Agreement may be amended upon mutual agreement of the Parties in writing.

SECTION 5. NOTICES.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered to

                  AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY 5000 Westown Parkway, Suite 440
                  West Des Moines, IA 50266
                  Facsimile: (515) 440-2715
                  Attention:  Terry A. Reimer, Chief Financial Officer

                  SUMMIT INVESTMENT PARTNERS, INC.
                  1876 Waycross Road
                  Cincinnati, Ohio 45240
                  Facsimile: (513) 595-2918
                  Attention: John F. Labmeier, Esq., Law Dept.
                             Steven R. Sutermeister


SECTION 6. MISCELLANEOUS.

         (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

         (b) ASSIGNMENT. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

         (c) INTENDED BENEFICIARIES. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

         (d) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

         (e) APPLICABLE LAW. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Ohio without reference to the conflict of law principles thereof.

         (f) SEVERABILITV. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

                                     AMERICAN EQUITY INVESTMENT LIFE
                                     INSURANCE COMPANY

                                     By:_/s/ Terry A. Reimer________

                                     Title:_Executive Vice President/Treasurer_


                                     SUMMIT INVESTMENT PARTNERS, INC.

                                     By:_/s/ John F. Labmeier_______

                                     Title:_Secretary_______________


                                 SCHEDULE A

                           ADMINISTRATIVE SERVICES FOR
                            SUMMIT MUTUAL FUNDS, INC.

         INSURER shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by INSURER and Summit, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A.       RECORDS OF PORTFOLIO SHARE TRANSACTIONS; MISCELLANEOUS RECORDS

         1. INSURER shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURER as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

         2. INSURER shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged on behalf of Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist Summit, the Fund and/or the Fund's transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio's net asset value per share. INSURER shall promptly provide Summit, the Fund, and the Fund's transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time. INSURER shall provide such other assistance to Summit, the Fund, and the Fund's transfer agent as may be necessary to cause various Portfolio share transactions effected on behalf of Contract owners to be properly reflected on the books and records of the Fund.

         3. In addition to the foregoing records, and without limitation, INSURER shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.       ORDER PLACEMENT AND PAYMENT

         1. INSURER shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio's shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURER shall notify the Fund of the cash required to meet redemption payments.

         2. INSURER shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURER shall transmit net purchase payments to the Fund's custodian.

C.       ACCOUNTING SERVICES

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         INSURER shall perform miscellaneous accounting services as may be mutually agreed to between INSURER and Summit or the Fund, which services shall relate to the business contemplated by the Participation Agreement between INSURER and the Fund, as amended from time to time. Such services may include, without limitation, periodic reconciliation (at least quarterly) and balancing of INSURER's books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

D.       REPORTS

         INSURER acknowledges that Summit may, from time to time, be called upon by the Fund's Board of Directors ("Board"), to provide various types of information pertaining to the operations of the Fund and related matters, and that Summit also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, INSURER shall provide Summit with such assistance as mutually agreed upon between INSURER and SUMMIT so that Summit can report such information to the Fund's Board in a timely manner. INSURER acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURER pursuant to the Fund's mixed and shared funding SEC exemptive order, described in the Participation Agreement.

         INSURER shall provide Summit with such assistance as mutually agreed upon between INSURER and SUMMIT with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

E.       FUND-RELATED CONTRACT OWNER SERVICES

         INSURER agrees to print and distribute, in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports, proxy materials and any other materials of the Fund required by law or otherwise to be given to its shareholders, including, without limitation, Contract owners investing in Portfolio shares. INSURER further agrees to provide telephonic support for Contract owners, including, without limitation, responding to inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales), and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners.

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F.       MISCELLANEOUS SERVICES

         INSURER shall provide such other administrative support to the Fund as mutually agreed between INSURER and Summit or the Fund from time to time. INSURER shall, from time to time, relieve the Fund of other usual or incidental administration services of the type ordinarily borne by mutual funds that offer shares to individual members of the general public, as mutually agreed between INSURER and Summit.


9/13/01